Rule 424(b)(3)

Registration No. 333-229604

PROSPECTUS

SRAX, Inc.

1,090,862 SHARES OF CLASS A COMMON STOCK

The selling stockholders named in this prospectus (“Selling Stockholders”) are offering up to 1,090,863 shares of our Class A common stock which are underlying Series B purchase warrants (“Warrants”). The Warrants have an initial exercise price of $3.00 per share (subject to adjustment pursuant to the terms therein). Of the Warrants: (i) 277,500 expire on April 21, 2022, and (ii) 813,362 expire on October 27, 2022. For a further description of the Warrants, please see the section of this prospectus entitled “Selling Stockholders”.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell the shares of Class A common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this prospectus. We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution.”

Our Class A common stock is listed on the NASDAQ Capital Market under the symbol “SRAX” On December 2, 2019 the last reported sale price of our common stock was $1.27 per share.

Our principal executive offices are located at 456 Seaton Street, Los Angeles, CA 90013, telephone number 323-694-9800.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 4 of this prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 20, 2019

ABOUT THIS PROSPECTUS

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus to “our company,” “we,” “our,” “SRAX” and “us” refer to SRAX, Inc. and its subsidiaries. Also, any reference to “common share” or “common stock,” refers to our $0.001 par value Class A common stock.

Any reference to “BIGToken Application” or “BIGToken” relates to our direct to consumer platform that enables consumers to own, manage and sell access to their digital identity and data.

This prospectus is part of a registration statement on Form S-3 that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Under this registration process, holders of the Warrants may sell or otherwise dispose of up to an aggregate of 1,090,862 Class A common shares issued to them upon the exercise of the Warrants.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference” before deciding whether to invest in any of the common stock being offered. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and the documents incorporated by reference herein and therein are accurate only as of the date such information is presented or in any applicable prospectus supplement. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

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FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act”, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”.

Such statements in connection with any discussion of future operations or financial performance are identified by the use of words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. Forward-looking statements include, but are not limited to, statements about: our business, operations, financial performance and condition, earnings, our prospects, our ability to raise capital to fund our operations and business plan, the continued listing of our securities on the NASDAQ Capital Market, our ability to protect intellectual property rights as well as regarding our industry generally. Forward–looking statements are not guarantees of performance. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. For a summary of such factors, please refer to the section entitled “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

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OUR BUSINESS

Overview

We are a digital marketing and data technology company. We derive our revenues from:

●	sales of digital advertising campaigns to advertising agencies and brands;
●	licensing our SRAXir platform to public companies;
●	creation of custom platforms for buying media on SRAX for large brands; and
●	sales of proprietary consumer data

BIGToken Platform

Overview

We have developed BIGToken as a way for consumers to benefit from the use of their data. Users of BIGToken will have the ability to earn a pre-established number of points for completing certain tasks. By way of example, a user may earn 4 points for providing their name and 10 points for checking in at a local restaurant. The number of points for each action will be prominently displayed for the user to review prior to undertaking such action. The points will be convertible by the user into rewards which initially will consist of: (i) cash, (ii) gift cards and (iii) donations to non-profit entities. We anticipate that as the user base of BIGToken expands, additional goods and services offered by our advertising sponsors will also be available as rewards.

Since initially launching our BIGToken platform in the United States, we have expanded the functionality of the platform through a series of new applications as well as its geographical reach.

Platform Development:

●	Big Rewards: An application within the BIGtoken platform that provides users branded action that drives offers for cash back. Consumer answers questions about a brand’s specific item at a retailer and then are offered a reward for the purchase of the item at a select retailer. This offers brands an end to end reach in the digital media cycle by creating data driven insights for planning, audience creation, and then all the way through activation and ultimately sales and other results-based attribution.

●	BIG Research: we’ve launched an application within the BIGtoken platform that will allow brands access to our users for purposes of opt-in research panels. Through our global platform we can launch multi-country studies and scale consumer populations based on client needs. Additionally, our unique platform allows for analysis and relevancy of data points collected by brands through research studies.

Geographic Reach:

●	BIGtoken in Asia: The Company has entered into a partnership with an investor familiar with the Asian advertising market.

●	BIGtoken in India: We’ve entered into a partnership with the Yash Birla Group, one of India’s largest conglomerates to explore partnerships in India.

●	BIGtoken in European Union: We’ve launched the availability of the application within the 28 member countries of the European Union.

As of September 30, 2019, we have not generated any revenue through the sale of data gathered from users of the BIGToken Platform. Since commencing the BIGToken project, we have spent approximately $4 million in the development and management of the BIGToken Platform. Additionally, we are currently obligated to redeem users’ points which are earned on our BIGToken Platform. We are currently redeeming each point for $0.001 to $0.01, subject to the user meeting certain conditions. Notwithstanding the foregoing, we believe that in order to fully launch the BIGToken Platform and recognize all the benefits therefrom, not only will we be required to further increase the functionally of the platform but we will also need to comply with both state and federal securities laws and regulations with regard to certain aspects of the platform and specifically, BIGToken. There can be no assurances that we will successfully develop the blockchain portion of the BIGToken Platform or that we will be able to comply with any applicable laws or regulations on a timely basis, if at all. Our failure successfully complete the development of the BIGToken Platform or to adequately comply with applicable laws and regulations, or comply with them on a timely basis, will greatly impact the value and utility of the BIGToken Platform and could materially impact the operations of our company.

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SRAX IR Platform

Overview

SRAX IR is a SaaS platform that while providing invaluable insights to public company issuers, delivers a long-term recurring revenue stream for SRAX and builds one of the most valuable data sets in the industry.

The platform enables issuers of public securities to analyze and engage shareholders. The Company currently offers access to the platform through monthly subscriptions. The Company has partnered with resellers to license the platform on a white label basis for a portion of the revenue earned from the licensees.

Employees

At September 30, 2019 we had 48 full-time employees. We also contract for the services of a number individuals from a third-party provider. There are no collective bargaining agreements covering any of our employees.

Corporate information

We were incorporated in the state of Delaware in 2011. Our principal executive offices are located at 456 Seaton Street, Los Angeles, CA 90013, telephone number 323-694-9800. We maintain a website at www.srax.com. Effective August 25, 2019 we changed our corporate name form Social Reality, Inc. to SRAX, Inc.

Our wholly owned subsidiary, BIGToken, Inc. maintains a website at Bigtoken.com.

We have not incorporated by reference into this prospectus, the information in, or that can be accessed through, our websites and you should not consider them to be a part of this prospectus.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Class A common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above entitled “Forward-Looking Statements.”

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. There will be no proceeds to us from the sale of the shares in this offering. In the event the Warrants held by the Selling Stockholders are exercised for cash, we will receive approximately $3,272,586, assuming the initial exercise prices are not adjusted pursuant to the terms thereunder. We will use the proceeds received from the exercise of the Warrants, if any, for general corporate purposes.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the Selling Stockholders to offer and sell the securities to the public. The Selling Stockholders may offer for resale some or all of their securities at the time and price that they choose pursuant to the Plan of Distribution. On any given day, the price of our common shares will be based on the market price for our Class A common shares, as quoted on the NASDAQ Capital Market under the symbol “SRAX”.

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SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, by the Selling Stockholders of up to 1,090,862 Class A common shares which are issuable upon the exercise of outstanding Series B warrants (the “Warrants”) which have an initial exercise price of $3.00 per share (subject to adjustment pursuant to the terms therein. The Warrants were issued pursuant to the redemption terms of the Company’s 12.5% secured convertible debentures issued in April and October of 2017 (“Debentures”). The Warrants have a term of five (5) years from the date in which each of the redeemed Debenture were issued. Accordingly, (i) 277,500 Warrants have an expiration date of April 21, 2022, and (ii) 813,362 Warrants have an expiration date of October 27, 2022. The Warrants also contain anti-dilution protection for subsequent equity sales for a price lower than the then applicable exercise price, with a floor of $1.40.

The Selling Stockholders may exercise their Warrants at any time in their sole discretion.

Set forth below is information, to the extent known to us, setting forth the name of each Selling Stockholder and the amount and percentage of Class A common stock owned by each (including Class A common shares that can be acquired on the exercise of outstanding warrants) prior to the issuance of the Warrants, and the amount and percentage of Class A common stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the issuance of the Warrants assuming all shares are sold. The footnotes provide information about persons who have voting and dispositive power for the Selling Stockholders and about transactions between the Selling Stockholders and the Company, if any.

The Selling Stockholders may sell all or some of the shares of Class A common stock they are offering, and may sell shares of our Class A common stock otherwise than pursuant to this prospectus. The table below assumes that each selling stockholder exercises all of its Warrants, and sells all of the Class A common shares issued upon exercise thereof, and that each Selling Stockholder sells all of the Class A common shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional Class A common shares. We are unable to determine the exact number of Class A shares that will actually be sold or when or if these sales will occur.

Unless otherwise stated below in the footnotes, to our knowledge, no Selling Stockholder nor any affiliate of such stockholder: (i) has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer.

We may amend or supplement this prospectus from time to time in the future to update or change this list and Class A common shares which may be resold.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of Class A common stock by each of the Selling Stockholders. The total number of Class A common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations, recapitalizations or the triggering anti-dilution protective provisions with regard to the Class A common stock underlying the Warrants.

	Class A Common Shares Owned Before Sale (1)					Class A Common Shares Owned After Sale (2)
	Held Outright	Convertible Securities	Amount	% of class	Shares being registered	Amount	% of Class
ATW Fund I, L.P. (3)	—	833,334	833,334	5.62%	416,667	416,667	2.81%
ATW Master Fund II, L.P. (4)	—	1,060,055	1,060,055	7.04%	530,027	530,028	3.52%
Puritan Partners LLC (5)	—	249,168	249,168	1.75%	110,834	138,334	* %
Richard Schmitz (6)	—	16,667	16,667	*	16,667	—	*
Jeffrey J. Schmitz (7)	—	16,667	16,667	*	16,667	—	*
	—	2,175,891	2,175,891	13.45%	1,090,862	1,085,029	6.71%

*	Represents less than 1%

**	Unless otherwise stated, the individual(s) with voting and dispositive control of securities offered on behalf of trusts or custodial accounts is the individual or entity referenced in the name of such accounts.

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(1)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any Class A common shares (“Common Shares”) as to which a shareholder has sole or shared voting power or investment power, and also any Common Shares which the shareholder has the right to acquire within 60 days, including upon exercise of Common Shares purchase options or warrants or upon conversion of debentures. There were 13,997,452 Common Shares outstanding as of December 2, 2019. All shares referenced below are Common Shares.

(2)	Includes the sale of all Common Shares registered herein.

(3)	The shares being registered include (i) 250,000 shares underlying Series B Warrants issued pursuant to the terms of the redemption of our 12.5% Senior Convertible Debentures with an expiration date April 21, 2022 and (ii) and 166,667 shares underlying Series B Warrants issued pursuant to the terms of the redemption of our 12.5% Senior Convertible Debentures with an expiration date October 27, 2022. Kerry Propper has voting and dispositive control with respect to the securities being offered. Kerry Propper is also a principal at Chardan Capital Markets, LLC, a registered broker-dealer.

(4)	The shares being registered include 530,027 shares underlying Series B Warrants issued pursuant to the terms of the redemption of our 12.5% Senior Convertible Debentures with an expiration date October 27, 2022. Kerry Propper has voting and dispositive control with respect to the securities being offered. Kerry Propper is also a principal at Chardan Capital Markets, LLC, a registered broker-dealer.

(5)	The shares being registered include (i) 27,500 shares underlying Series B Warrants issued pursuant to the terms of the redemption of our 12.5% Senior Convertible Debentures with an expiration date April 21, 2022 and (ii) and 83,334 shares underlying Series B Warrants issued pursuant to the terms of the redemption of our 12.5% Senior Convertible Debentures with an expiration date October 27, 2022. Richard Smithline has voting and dispositive control with respect to the securities being offered.

(6)	The shares being registered include 16,667 shares underlying Series B Warrants issued pursuant to the terms of the redemption of our 12.5% Senior Convertible Debentures with an expiration date October 27, 2022.

(7)	The shares being registered include 16,667 shares underlying Series B Warrants issued pursuant to the terms of the redemption of our 12.5% Senior Convertible Debentures with an expiration date October 27, 2022.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for our company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Class A common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class A common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and bylaws. For more detailed information, please see our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Our certificate of incorporation provides that we will have two classes of common stock: Class A common stock, which has one vote per share, and Class B common stock, which has ten votes per share. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. Otherwise the rights of the two classes of common stock will be identical. The rights of these classes of common stock are discussed in greater detail below.

Our authorized capital stock consists of 309,000,000 shares, each with a par value of $0.001 per share, of which:

●	250,000,000 shares are designated as Class A common stock;

●	9,000,000 shares are designated as Class B common stock; and

●	50,000,000 shares are designated as preferred stock.

As of December 2, 2019, we had 13,997,452 shares of Class A common stock outstanding and no shares of Class B common stock or preferred stock outstanding.

Common Stock

Voting Rights

Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to ten votes per share. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Delaware law could require either our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

●	If we amended our certificate of incorporation to increase the authorized shares of a class of stock, or to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment.

●	If we amended our certificate of incorporation in a manner that altered or changed the powers, preferences or special rights of a class of stock in a manner that affects them adversely then that class would be required to vote separately to approve the proposed amendment.

We have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

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Subdivision or Combinations.

Upon the subdivision or combination of the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

Conversion

Our Class A common stock is not convertible into any other shares of our capital stock.

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including the following:

●	Transfers between one Class B Stockholder to another Class B Stockholder.

●	Transfers for tax and estate planning purposes, including to trusts, corporations and partnerships controlled by a holder of Class B common stock.

The death of any holder of Class B common stock who is a natural person will result in the conversion of his or her shares of Class B common stock to Class A common stock. Once transferred and converted into Class A common stock, the Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Dual Class Structure

As discussed above, our Class B common stock has ten votes per share, while our Class A common stock, which is the class of stock the Selling Stockholders are selling pursuant to this prospectus and which is the only class of stock which is publicly traded, has one vote per share. We currently have no shares of our Class B common stock outstanding. Notwithstanding, in the event Class B common stock were issued, due to our dual class structure with superior voting rights, such ownership of Class B common stock could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Preferred Stock

Our board of directors will have the authority, without approval by the stockholders, to issue up to a total of 50,000,000 shares of preferred stock in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of SRAX. We have no current plans to issue any shares of preferred stock.

Warrants

The Selling Stockholders are offering up to 1,090,862 shares of our Class A common stock which are underlying Series B purchase warrants (“Warrants”). The Warrants were issued pursuant to the redemption terms of the Company’s 12.5% secured convertible debentures issued in April and October of 2017 (“Debentures”). The Warrants have a term of five (5) years from the date in which each of the redeemed Debenture were issued. Accordingly, (i) 277,500 of the Warrants expire on April 21, 2022, and (ii) 813,362 expire on October 27, 2022. The Warrants have an initial exercise price of $3.00 per share (subject to adjustment pursuant to the terms therein). The Warrants were issued on November 29, 2018 pursuant to the redemption terms of the Debentures. The Warrants are subject to cashless exercise after six (6) months from the issuance date if the shares underlying the warrants are not subject to an effective registration statement. The Warrants also contain anti-dilution protection for subsequent equity sales for a price lower than the then applicable exercise price, with a floor of $1.40.

The exercise price of the Warrants is subject to adjustment upon certain events, including stock splits, stock dividends, subsequent equity transactions (other than specified exempt issuances), subsequent rights offerings, and fundamental transactions, subject to the $1.40 floor described above. If we fail to timely deliver the shares of our common stock the exercise of a Warrant, we will be subject to certain buy-in provisions. Additionally, the Warrants contained certain beneficial ownership limitations.

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The foregoing summary of the Series B warrant is qualified in its entirety by reference to the full text of the Warrant, a copy of the form of which is attached hereto as Exhibit 4.01 to the Company’s Current Report on Form 8-K that was filed with the SEC on November 30, 2018 and which is incorporated herein in its entirety by reference.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. In particular, our dual class common stock structure will concentrate ownership of our voting stock in the hands of our founders, board members, and employees. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Special Approval for Change in Control Transactions

In the event a person seeks to acquire us by means of a merger or consolidation transaction, a purchase of all or substantially all of our assets, or an issuance of stock which constitutes 2% or more of our outstanding shares at the time of issuance and which results in any person or group owning more than 50% of our outstanding voting power, then these types of acquisition transactions must be approved by our stockholders at an annual or special meeting. At this meeting, we must obtain the approval of stockholders representing the greater of:

●	A majority of the voting power of our outstanding capital stock; and

●	60% of the voting power of the shares of capital stock present in person or represented by proxy at the stockholder meeting and entitled to vote.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Delaware Anti-Takeover Statute

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

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●	Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

●	On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Transfer Online, Inc. 512 SE Salmon Street, Portland, OR 97214, 503-227-2950.

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LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by the Silvestre Law Group, P.C., Westlake Village, California. The Silvestre Law Group, P.C. or its affiliates or principals own 133,000 shares of our Class A common stock.

EXPERTS

Our consolidated balance sheets as of December 31, 2018 and 2017 and the related consolidated statement of operations, stockholders’ equity and cash flows for the years ended December 31, 2018 and 2017 included in this prospectus have been audited by RBSM LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus, and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We incorporate by reference into this prospectus the following documents and information filed with the SEC:

●	Our Annual Report on Form 10-K filed with the SEC on April 16, 2019, for the year ended December 31, 2018;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed on May 15, 2019, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed on August 14, 2019, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, filed on November 14, 2019;

●	Our Definitive Proxy Statement on Form 14A for our 2019 Annual Meeting of Stockholders, filed with the SEC on April 30, 2019;

●	Our Current Reports on Forms 8-K filed with the SEC on January 4, 2019, April 2, 2019, April 8, 2019, April 10, 2019, May 16, 2019, June 28, 2019, August 14, 2019, and August 15, 2019 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

●

The description of our Class A common stock and related rights contained in our registration statement on S-1 filed with the SEC on January 24, 2012, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are made after the date of this prospectus and before the termination of the offering of securities offered by this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any of the documents incorporated by reference into this prospectus, at no cost, by writing or telephoning us at the following address: Corporate Secretary, SRAX, Inc., 456 Seaton Street, Los Angeles, CA 90013, telephone number (323) 694-9800.

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WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may inspect, read and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.srax.com in the “Filings” subsection of the “Investors” menu as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this prospectus, and should not be relied upon in connection with making any investment decision with respect to our securities.

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SRAX, INC.

1,090,862 Class A Shares of Common Stock

December 20, 2019